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                                 Exhibit (L)(1)

                          Navellier & Associates, Inc.
                         One East Liberty, Third Floor
                               Reno, Nevada 89501


                                                               December 29, 2004

The Navellier Performance Funds
One East Liberty, Third Floor
Reno, Nevada 89501


   Re: Investment Adviser Operating Expenses
       Reimbursement Agreement


Gentlemen:

     Since the inception of operations of the Navellier Performance Funds (the "Fund") the Adviser has paid the operating expenses of the Fund without requiring reimbursement from the Fund. The purpose of this letter is to obtain an acknowledgement from the Fund that (i) the Adviser Navellier &
Associates, Inc. is under no obligation to pay such operating expenses.

     Notwithstanding the foregoing, the Adviser will continue to pay the Fund's operating expenses without requiring reimbursement from the Fund for the year ending December 31, 2005 of expenses advanced which total more than 0.99% for the Mid Cap I Shares, 1.34% for the Mid Cap Growth Portfolio and 1.49% for each of the Aggressive Micro Cap Portfolio and for the Fundamental A Portfolio of the Fund's total operating expenses. The Advisor also agrees to waive reimbursement for expenses that exceed 1.49% for the year 2006 for the Fundamental A Portfolio. The Adviser will be only entitled to reimbursement of expenses advanced to the extent that such reimbursement plus other Fund operating expenses do not exceed those percentages per annum. If the Fund's total operating expenses exceed those percentages per annum, the excess expenses advanced will not be reimbursed. The Adviser reserves the right to require reimbursement in the future for operating expenses of the Fund at any time upon notice to the Fund that some or all past and presently accrued operating expenses of the Fund shall be required to be reimbursed to the Adviser, or paid directly by the Fund.
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 If the foregoing accurately reflects the Fund's understanding regarding the matters discussed herein, please sign and return the enclosed copy of this letter.

              Very truly yours,

              NAVELLIER & ASSOCIATES, INC.


              By:
                 -----------------------------
                 Louis G. Navellier, President


ACKNOWLEDGED AND
AGREED as to                   THE NAVELLIER PERFORMANCE FUNDS
the 29th day of December, 2004

                               By:
                                  ---------------------------
                                  Barry Sander, Trustee

                               By:
                                  ---------------------------
                                  Joel Rossman, Trustee

                               By:
                                  ---------------------------
                                  Arnold Langsen, Trustee

                               By:
                                  ---------------------------
                                  Jacques Delacroix, Trustee